                                                                       EXHIBIT 5

                                 WMX LETTERHEAD



November 17, 1995


WMX Technologies, Inc.
3003 Butterfield Road
Oak Brook, Illinois 60521

Dear Sirs:

  I am Associate General Counsel for WMX Technologies, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about November 17, 1995 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering $30,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of WMX Technologies, Inc. Non-Qualified Profit Sharing and Savings Plus Plan (the "Plan"). In such capacity, I, or attorneys acting under my direction, have examined the Restated Certificate of Incorporation and By-Laws of the Company, the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

  Based upon the foregoing, I advise you that, in my opinion, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

  I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto.

Very truly yours,



Thomas A. Witt
Vice President, Assistant Secretary
 and Associate General Counsel

/lsl